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EXHIBIT 21.1


                              LIST OF SUBSIDIARIES



      Holiday RV Superstores of South Carolina, Inc., a South Carolina corporation.

      Holiday RV Superstores West, Inc., a California corporation.

      Holiday RV Superstores of New Mexico, Inc., a New Mexico corporation.

      Holiday RV Assurance Service, Inc., an Arizona corporation.

      County Line Select Cars, Inc., a Florida corporation.

      Little Valley Auto and RV Sales, Inc., a West Virginia corporation.

      Hall Enterprises, Inc., a Kentucky corporation.

      Recreation USA Insurance Corporation, a Florida corporation.

      Holiday RV Rental/Leasing, Inc., a Florida corporation.

      Holiday RV Superstores of Nevada, a Nevada corporation.